Exhibit 99.1

For release: May 10, 2024

Contact: Brian F. Kidd, SVP/CFO

Phone: (615) 890-2020

NHC Reports First Quarter 2024 Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE American: NHC), the nation's oldest publicly traded senior health care company, announced today net operating revenues for the quarter ended March 31, 2024 totaled $297,176,000 compared to $269,563,000 for the quarter ended March 31, 2023, an increase of 10.2%.

For the quarter ended March 31, 2024, the reported GAAP net income attributable to NHC was $26,213,000 compared to $11,723,000 for the same period in 2023. Excluding the unrealized gains in our marketable equity securities portfolio and other non-GAAP adjustments, adjusted net income for the quarter ended March 31, 2024 was $15,048,000 compared to $12,071,000 for the same period in 2023, an increase of 24.7% (*). The GAAP diluted earnings per share were $1.69 for the quarter ended March 31, 2024 compared to $0.76 for the quarter ended March 31, 2023. Adjusted diluted earnings per share were $0.97 and $0.79 for the quarters ended March 31, 2024 and 2023, respectively (*).

(*) -          See the tables below that provide a reconciliation of GAAP to non-GAAP items.

About NHC

NHC affiliates operate for themselves and third parties 65 skilled nursing facilities with 8,421 beds. NHC affiliates also operate 24 assisted living communities with 1,365 units, five independent living communities with 475 units, three behavioral health hospitals, 34 homecare agencies, and 30 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. Therefore, the Company believes this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q, and 10-K. All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
	2024	2023
	(unaudited)
Revenues:
Net patient revenues	$285,823	$258,007
Other revenues	11,353	11,556
Net operating revenues	297,176	269,563

Costs and expenses:
Salaries, wages and benefits	183,138	167,824
Other operating	77,429	71,489
Facility rent	10,348	10,092
Depreciation and amortization	10,586	10,048
Interest	46	98
Total costs and expenses	281,547	259,551

Income from operations	15,629	10,012

Non-operating income	5,685	4,323
Unrealized gains on marketable equity securities	14,399	1,386

Income before income taxes	35,713	15,721
Income tax provision	(9,462)	(4,436)
Net income	26,251	11,285

Net (income)/loss attributable to noncontrolling interest	(38)	438

Net income attributable to National HealthCare Corporation	$26,213	$11,723

Net income per common share
Basic	$1.71	$0.76
Diluted	$1.69	$0.76

Weighted average common shares outstanding
Basic	15,350,240	15,337,423
Diluted	15,505,096	15,356,335

Dividends declared per common share	$0.59	$0.57

Balance Sheet Data	March 31	December 31
(in thousands)	2024	2023
	(unaudited)

Cash, cash equivalents and marketable securities	$217,506	$223,620
Restricted cash, cash equivalents and marketable securities	180,598	167,971
Current assets	417,586	406,235
Property and equipment, net	488,698	493,329
Total assets	1,319,640	1,310,796
Current liabilities	206,429	214,476
NHC stockholders' equity	924,748	908,752

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Selected Operating Statistics

	Three Months Ended
	March 31
	2024	2023
	(unaudited)
Skilled Nursing Per Diems:
Medicare	$581.75	$555.85
Managed Care	470.56	444.95
Medicaid	265.27	236.78
Private Pay and Other	307.84	278.55

Average Skilled Nursing Per Diem	$343.48	$315.81

Skilled Nursing Patient Days:
Medicare	81,156	84,032
Managed Care	65,431	58,446
Medicaid	281,821	276,506
Private Pay and Other	157,443	157,422

Total Skilled Nursing Patient Days	585,851	576,406

The tables below provide reconciliations of GAAP to non-GAAP items (in thousands, except per share amounts):

	Three Months Ended
	March 31
	2024	2023
	(unaudited)

Net income attributable to National Healthcare Corporation	$26,213	$11,723
Non-GAAP adjustments
Unrealized gains on marketable equity securities	(14,399)	(1,386)
Operating results for newly opened operations not at full capacity (2)	(457)	1,217
Gain on sale of unconsolidated company	(1,025)	-
Stock-based compensation expense	793	639
Income tax provision on non-GAAP adjustments	3,923	(122)
Non-GAAP Net income	$15,048	$12,071

GAAP diluted earnings per share	$1.69	$0.76
Non-GAAP adjustments
Unrealized gains on marketable equity securities	(0.69)	(0.06)
Operating results for newly opened operations not at full capacity (2)	(0.02)	0.06
Gain on sale of unconsolidated company	(0.05)	-
Stock-based compensation expense	0.04	0.03
Non-GAAP diluted earnings per share	$0.97	$0.79

(2) The newly opened operations not at full capacity for the 2024 period presented consisted of operations opened from 2022 through 2024. This consisted of two behavioral health hospitals, two homecare agencies and two hospice agencies. The newly opened operations for the 2023 period presented consisted of operations opened from 2021 through 2023. This consisted of two behavioral health hospitals, one homecare agency and two hospice agencies.

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